Exhibit 99.1

MATTEL APPOINTS JOE EUTENEUER AS CHIEF FINANCIAL OFFICER

EL SEGUNDO, Calif., October 3, 2017 – Mattel, Inc. (NASDAQ: MAT) today announced the appointment of Joseph J. (“Joe”) Euteneuer as Chief Financial Officer (CFO), effective September 25, 2017. Euteneuer replaces Kevin Farr, who left the company on September 29, 2017. In his role as CFO, Euteneuer will work closely with the company’s senior management team and Board of Directors to provide financial and administrative leadership to support Mattel’s transformation strategy focused on delivering enhanced and sustainable growth. He will report directly to CEO Margo Georgiadis.

“Joe brings a strong track record of helping companies implement new strategies to improve long-term growth and profitability and we are thrilled to welcome him to our team,” said Georgiadis. “He has been instrumental in leading companies in a variety of industries through times of transformation and turnaround, which will be invaluable for Mattel as we execute our new growth strategy and create enhanced shareholder value. I am confident that Joe will make a significant impact as we reshape our operations to become leaner, faster and smarter. He is a great addition to our management team and I look forward to working closely with him.”

“It’s truly a great opportunity to join Mattel as it executes its new growth strategy to build upon its leadership position and shape the future of the toy industry,” said Euteneuer. “Mattel is an iconic brand and household name for learning and development through play. I look forward to working with the team to future-proof the company and accelerate change.”

Euteneuer has more than four decades of financial leadership experience in the technology, telecom and cable industries. Prior to joining Mattel, he was CFO at Sprint Corporation, where he managed a large-scale finance organization and helped drive widespread organizational transformation for the Fortune 500 company. Prior to Sprint, he served as CFO of Qwest Communications, XM Satellite Radio and Comcast Corporation. Euteneuer has a strong background within all dimensions of finance including operational finance, efficiency initiatives, pricing strategies, cost management, capital allocation and fund raising. Euteneuer received his master’s degree in Business Administration from Duke University’s Fuqua School of Business, and is a Certified Public Accountant.

About Mattel

Mattel is a global learning, development and play company that inspires the next generation of kids to shape a brighter tomorrow. Through our portfolio of iconic consumer brands, including American Girl®, Barbie®, Fisher-Price®, Hot Wheels® and Thomas & Friends™, we create systems of play, content and experiences that help kids unlock their full potential. Mattel also creates inspiring and innovative products in collaboration with leading entertainment and technology companies as well as other partners. With a global workforce of approximately 32,000 people, Mattel operates in 40 countries and territories and sells products in more than 150 nations. Visit us online at www.mattel.com.

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Contacts:

News Media Alex Clark 310-252-6397 alex.clark@mattel.com	Securities Analysts Whitney Steininger 310-252-2703 whitney.steininger@mattel.com

MAT-FIN MAT-CORP

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